EXHIBIT 23.2

                                  [LETTERHEAD]

13577 Feather Sound Drive, Suite 400
Clearwater, Florida 33762-5539
(727) 572-1400 Fax (727) 571-1933
internet: www.KRMTCPA.com

Board of Directors
NuWave Health Products, Inc.

We consent to the use of our reports included herein and to the references to our firm under the heading "experts" in the prospectus.

/s/ KIRKLAND, RUSS, MURPHY & TAPP
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KIRKLAND, RUSS, MURPHY & TAPP
Clearwater, Florida
October 19, 2000